Exhibit 4.1

DESCRIPTION OF SECURITIES

Capitalized terms used but not defined herein have the meaning ascribed to them in the annual report on Form 10-K to which this Description of Securities is an exhibit.

Capital Stock

Our authorized stock consists of 1,000,000,000 shares of Class I common stock, par value $0.001 per share, 1,000,000,000 shares of Class S common stock, par value $0.001 per share, 1,000,000,000 shares of Class D common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share (together, the “Authorized Stock”). There is currently no market for our Authorized Stock, and we can offer no assurances that a market for our Authorized Stock will develop in the future. We do not intend for the shares of our common stock to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our shares. None of our shares of common stock have been authorized for issuance under any equity compensation plans.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be made or paid to the holders of our common stock if, as and when declared by our Board of Directors (the “Board” or “Board of Directors”) out of funds legally available therefor, subject to the rights of holders of shares of any series of our preferred stock then outstanding. Shares of our common stock have no exchange, conversion or redemption rights. Shares of our common stock are subject to the transfer restrictions set forth in our certificate of incorporation, as described more fully below, as well as any restrictions on transfer arising under federal and state securities laws or by contract. Following the time at which the transfer restrictions contained in our certificate of incorporation terminate, shares of our common stock will be freely transferable, except when their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of shares of any series of our preferred stock then outstanding. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders generally, including the election of directors elected by a vote of stockholders generally. Except as provided with respect to any other class or series of stock, including our preferred stock, as more fully described below, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of our Board, which means that holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of such directors are entitled to elect that number of nominees equal to the number of directors to be elected by such holders, and holders of less than a majority of such shares will be unable to elect one or more specific directors for any available directorship. In addition, holders of our common stock may participate in our distribution reinvestment plan.

We are currently only offering Class I shares for sale. Until an exemptive order satisfactory to us is granted by the SEC, if at all, we will only offer Class I shares and will not issue Class S or Class D shares. There can be no assurance if and when, if ever, we will receive such an exemptive order from the SEC.

Class I Shares

No upfront selling commissions or stockholder servicing and/or distribution fees are paid for sales of any Class I shares. However, if you purchase Class I shares from certain third-party financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 3.5% cap on net asset value (“NAV”) for Class I shares. Our investment adviser, Goldman Sachs Asset Management, L.P. (“Goldman Sachs Asset Management” or the “Investment Adviser”) or its affiliates may, in its discretion, pay additional compensation to selected brokers, dealers or other financial intermediaries out of its own funds and not as an additional charge to the Fund or stockholders.

Class I shares generally are available for purchase in our offering only (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class I shares, (2)

by endowments, foundations, pension funds and other institutional investors, (3) through participating brokers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through transaction/brokerage platforms at participating brokers, (5) through participating brokers that have certain selling arrangements with Goldman Sachs & Co. LLC, our placement agent (the “Placement Agent”), (6) through certain registered investment advisers, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of the Investment Adviser or other affiliates and their immediate family members, and, if approved by our Board, joint venture partners, consultants and other service providers, (8) by GS Group Inc.’s, together with GS & Co., Goldman Sachs Asset Management and its other subsidiaries and affiliates, private wealth management clients or (9) by other categories of investors that we name.

Class I shares of certain holders that purchased such shares through participating brokers that have certain selling arrangements with the Placement Agent are expected to be exchanged into an equivalent NAV amount of Class S shares in accordance with the terms of the applicable subscription agreement and selling agreement under which they were sold, subject to Class S shares then being available for offer and sale. As a result, the class of shares held by such holders, including the fees related thereto, will change from Class I shares, which are not subject to stockholder servicing and/or distribution fees, to Class S shares, which are subject to a stockholder servicing and/or distribution fee equal to 0.85% per annum of the aggregate NAV of outstanding Class S shares, as described above. Please consult with your financial advisor or other financial intermediary or representative for additional information, including whether this applies to your investment in Class I shares.

In addition, in certain cases, where a holder of Class S or Class D shares (when such classes of shares are offered and sold) exits a relationship with a participating broker for our offering and does not enter into a new relationship with a participating broker for our offering, such holder’s shares may be exchanged into an equivalent NAV amount of Class I shares. We intend to also offer Class I shares to certain feeder vehicles primarily created to hold our Class I shares, which, in turn, will offer interests in themselves to qualified investors. We expect to conduct such offerings pursuant to available exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests. We may also offer Class I shares to other investment vehicles.

If you are eligible to purchase all three classes of shares (when all of such classes are available for sale), you should be aware that Class I shares have no stockholder servicing or distribution fees, which will reduce the NAV and/or distributions of the other share classes. However, Class I shares will not receive stockholder services.

Class S Shares

No upfront selling commissions will be paid for sales of any Class S shares when available for purchase in our offering. However, if you purchase Class S shares from certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 3.5% cap on NAV for Class S shares.

We will pay the Placement Agent selling commissions over time as a stockholder servicing and/or distribution fee with respect to our outstanding Class S shares, when offered, equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares, including any Class S shares issued pursuant to our distribution reinvestment plan. The stockholder servicing and/or distribution fees will be paid monthly in arrears. The Placement Agent reallows (pays) all or a portion of the stockholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing stockholder services performed by such brokers and will waive stockholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.

The Investment Adviser or its affiliates may, in its discretion, pay additional compensation to selected brokers, dealers or other financial intermediaries out of its own funds and not as an additional charge to the Fund or stockholders.

Class S shares, when offered, will be available for purchase in our offering through brokerage and transaction-based accounts.

Class D Shares

No upfront selling commissions will be paid for sales of any Class D shares when available for purchase in our offering. However, if you purchase Class D shares from certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 1.5% cap on NAV for Class D shares.

We will pay the Placement Agent selling commissions over time as a stockholder servicing and/or distribution fee with respect to our outstanding Class D shares, when offered, equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D shares, including any Class D shares issued pursuant to our distribution reinvestment plan. The stockholder servicing and/or distribution fees will be paid monthly in arrears. The Placement Agent reallows (pays) all or a portion of the stockholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing stockholder services performed by such brokers and will waive stockholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.

The Investment Adviser or its affiliates may, in its discretion, pay additional compensation to selected brokers, dealers or other financial intermediaries out of its own funds and not as an additional charge to the Fund or stockholders.

Class D shares, when offered, generally will be available for purchase in our offering only (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class D shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/ brokerage platforms at participating brokers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) by other categories of investors that we name.

Other Terms of Shares

We will cease paying the stockholder servicing and/or distribution fee on the Class S shares and Class D shares, when offered, on the earlier to occur of the following: (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of our offering on which, in the aggregate, underwriting compensation from all sources in connection with our offering, including the stockholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.

In addition, if we receive exemptive relief from the SEC permitting us to offer multiple classes of shares, as required by such exemptive relief, at the end of the month in which the Placement Agent in conjunction with Goldman Sachs & Co. LLC, as transfer agent (the “Transfer Agent”), determines that stockholder servicing and/or distribution fees paid by us with respect to any single share held in a stockholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share (or a lower limit as determined by the Placement Agent), we will cease paying the stockholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such stockholder’s account. We may modify this requirement if permitted by applicable exemptive relief. At the end of such month, the applicable Class S shares or Class D shares in such stockholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares. There is no assurance we will obtain such exemptive relief.

Preferred Shares

Our certificate of incorporation authorizes our Board to create and issue one or more series of preferred stock to the extent permitted by the Investment Company Act. Prior to the issuance of shares of each series of preferred stock, our Board will be required by Delaware law and by our certificate of incorporation to establish the voting powers (full or limited, or no voting powers), and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each series of our preferred stock. Thus, to the extent permitted by the Investment Company Act, the Board could authorize the issuance of shares of a series of our preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Any issuance of preferred stock must comply with the requirements of the Investment Company Act. The Investment Company Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more. Certain matters under the Investment Company Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the Investment Company Act), including any outstanding perpetual preferred stock, voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

Provisions of the DGCL and Our Certificate of Incorporation and Bylaws

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

The indemnification of our officers and directors is governed by Section 145 of the Delaware General Corporation Law (“DGCL”) and our certificate of incorporation and bylaws. Section 145(a) of the DGCL empowers the Fund to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Fund) by reason of the fact that the person is or was a Director, officer, employee or agent of the Fund, or is or was serving at the request of the Fund as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the Fund and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL empowers the Fund to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Fund to procure a judgment in its favor by reason of the fact that the person is or was a Director, officer, employee or agent of the Fund, or is or was serving at the request of the Fund as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Fund, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Fund unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145(c) of the DGCL provides that to the extent that a present or former Director or officer of the Fund has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Section 145(d) of the DGCL provides that in all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the Fund only if it is consistent with the Investment Company Act and as authorized in the specific case upon a determination that indemnification of the present or former Director, officer, employee or agent is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct set forth in those subsections. Such determination must be made, with respect to a person who is a Director or officer at the time of such determination, (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, or (3) if there are no such Directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(e) authorizes the Fund to pay expenses (including attorneys’ fees) incurred by an officer or Director of the Fund in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person to whom the advancement will be made to repay the advanced amounts if it is ultimately determined that he or she was not entitled to be indemnified by the Fund as authorized by Section 145. Section 145(e) also provides that such expenses (including attorneys’ fees) incurred by former Directors and officers or other employees and agents of the Fund, or persons serving at the request of the Fund as Directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Fund deems appropriate.

Section 145(f) provides that indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of such Section are not to be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise.

Section 145(g) authorizes the Fund to purchase and maintain insurance on behalf of its current and former Directors, officers, employees and agents (and on behalf of any person who is or was serving at the request of the Fund as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, regardless of whether the Fund would have the power to indemnify such persons against such liability under Section 145.

Section 102(b)(7) of the DGCL allows the Fund to provide in its certificate of incorporation a provision that limits or eliminates the personal liability of a Director of the Fund to the Fund or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that such provision may not limit or eliminate the liability of a Director (1) for any breach of the Director’s duty of loyalty to the Fund or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the Director derived an improper personal benefit. Our certificate of incorporation provides that our Directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended.

Our certificate of incorporation requires us to indemnify to the full extent permitted by Section 145 of the DGCL all persons whom we may indemnify under that section. Our certificate of incorporation also provides that expenses incurred by our officers or directors in defending any action, suit or proceeding for which they may be entitled to indemnification under our certificate of incorporation will be paid in advance of the final disposition of the action, suit or proceeding. However, any indemnification or payment or reimbursement of expenses made pursuant to such provisions of our certificate of incorporation will be subject to the applicable requirements of the Investment Company Act. In addition, our bylaws provide that, except for certain proceedings initiated by our Directors or officers, we must indemnify, and advance expenses to, our current and former Directors and officers to the fullest extent permitted by the DGCL, but provide that any indemnification or reimbursement of expenses thereunder is subject to the applicable requirements of the Investment Company Act.

Delaware Anti-Takeover Law

The DGCL contains, and our certificate of incorporation and bylaws also contain, provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. However, our certificate of incorporation contains provisions that, at any point in time in which our common stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, have the same effect as Section 203, except that it exempts GS Group Inc. and its affiliates, and certain of its or their respective direct or indirect transferees and any group as to which such persons are a party, from the effect of those provisions. In general, these provisions will prohibit us from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

• prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Fund outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are Directors and also officers of the Fund; or

• at or subsequent the such time the business combination is approved by the Board and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

These provisions define “business combination” to include the following:

• any merger or consolidation involving the Fund or any direct or indirect majority-owned subsidiary of the Fund with the interested stockholder;

• any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, of 10% or more of either the aggregate market value of all the assets of the Fund or the aggregate market value of all the outstanding stock of the Fund; subject to certain exceptions, any transaction that results in the issuance or transfer by the Fund or by any direct or indirect majority-owned subsidiary of the Fund of any stock of the Fund or of such subsidiary to the interested stockholder;

• any transaction involving the Fund or any direct or indirect majority-owned subsidiary of the Fund that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series (or securities convertible into the stock of any class or series) of the Fund or of any such subsidiary owned by the interested stockholder, except as to immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

• the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Fund), of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Fund or any direct or indirect majority-owned subsidiary.

In general, these provisions define an “interested stockholder” as any entity or person that is the beneficial owner of 15% or more of our outstanding voting stock or is an affiliate or associate of us and was the beneficial owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately prior to the relevant date, and the affiliates or associates of any such entity or person, but GS Group Inc. and its affiliates and certain of its or their respective direct or indirect transferees and any group as to which such persons are a party are excluded from the definition of interested stockholder.

These provisions could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Election of Directors

Our bylaws provide that, unless otherwise provided in our certificate of incorporation (including with respect to the special rights of holders of one or more series of our preferred stock to elect directors), our Directors are elected by the affirmative vote of the holders of a majority of the votes cast by stockholders entitled to vote thereon present in person or by proxy at a meeting of stockholders called for the purpose of electing Directors. Under our certificate of incorporation, our Board has the power to amend our bylaws, including the provisions specifying the vote required to elect Directors. Under Section 216 of the DGCL, however, a bylaw amendment adopted by stockholders which specifies the votes that will be necessary for the election of directors will not be further amended or repealed by the Board.

Classified Board of Directors

Under our certificate of incorporation, subject to the special right of the holders of one or more series of preferred stock to elect additional preferred Directors, our Directors are divided into three classes of Directors, serving staggered three-year terms, with the term of office of Directors in only one of the three classes expiring each year. As a result, one-third of such Directors will then be elected each year. A classified Board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that, the longer time required to elect a majority of a classified Board will help to ensure the continuity and stability of our management and policies.

Commissions on Financing, Refinancing or Reinvestment

Our certificate of incorporation provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, we generally may not pay, directly or indirectly, a commission or fee to the Investment Adviser or any of its affiliates in connection with the reinvestment of cash available for distribution, available reserves, or the proceeds of the resale, exchange or refinancing of assets.

Number of Directors; Removal; Vacancies

Our certificate of incorporation provides that, subject to any rights of holders of one or more series of preferred stock to elect additional preferred Directors, the total number of Directors is fixed from time to time exclusively pursuant to a resolution adopted by the Board. Under the DGCL, unless the certificate of incorporation provides otherwise (which our certificate of incorporation does not), Directors on a classified Board may be removed only for cause. Our certificate of incorporation provides that our Directors are divided into classes serving staggered three-year terms and such directors may only be removed for cause, and only upon the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote generally in the election of Directors. Under our certificate of incorporation, subject to the applicable requirements of the Investment Company Act and the rights of the holders of one or more series of preferred stock, any vacancy on the Board resulting from the death, resignation, retirement, removal or disqualification of a Director or other cause, or any vacancy resulting from an increase in the number of Directors, may be filled only by vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director; provided that when the holders of any class or series of our stock are entitled under the certificate of incorporation to elect Directors, vacancies in directorships elected by such class, classes or series may be filled by a majority of the remaining Directors so elected. Any such limitations on the ability of our stockholders to remove Directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Action by Stockholders

Our certificate of incorporation provides that our stockholders are only able to take action at an annual or special meeting of stockholders and may not take action by written consent of stockholders in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of other business to be considered by stockholders may be made only (1) by or at the direction of the Board (or a duly authorized committee thereof), (2) pursuant to our notice of meeting or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. For any nomination or business proposal to be properly brought by a stockholder for a meeting, such stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws specify requirements as to the form and content of any such stockholder’s notice. Our bylaws also allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. Our bylaws further provide that nominations of persons for election to the Board at a special meeting may be made only by or at the direction of the Board, and provided that the Board has determined that Directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of Directors or proposals recommending certain action that are made in compliance with applicable advance notice procedures, they may have the effect of precluding a contest for the election of Directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Stockholder Meetings

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Calling of Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called by our Board, the chairman of the Board and our chief executive officer(s), and not by any other person.

Amendments to the Certificate of Incorporation and Bylaws

Section 242 of the DGCL generally provides any amendment to the certificate of incorporation must be approved and declared advisable by the Board and adopted by the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to vote thereon, and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Section 109 of the DGCL provides that, after a corporation has received payment for its capital stock, the power to adopt, amend or repeal the bylaws will be in the stockholders entitled to vote, but any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the Directors. Our certificate of incorporation provides our Board with such power. The DGCL provides that the certificate of incorporation may contain provisions requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof than is required by the DGCL. Our certificate of incorporation provides that the following provisions, among others, may be amended by our stockholders only by a vote of at least two-thirds of the outstanding shares of our capital stock entitled to vote thereon:

• the provisions regarding the classification of our Board;

• the provisions specifying the percentage of votes required to remove Directors for cause;

• the provisions limiting stockholder action by written consent;

• the provisions regarding the calling of special meetings;

• the provisions regarding the number of Directors and filling vacancies on our Board and newly created directorships;

• the provision requiring a supermajority vote to amend our bylaws;

• the limitation of directors’ personal liability to us or our stockholders for breach of fiduciary duty as a director;

• the provisions regarding indemnification and advancement of expenses under our certificate of incorporation;

• the provision regarding restrictions on business combinations with interested stockholders; and

• the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote.

Our bylaws generally are able to be amended by approval of (i) a majority of the total number of authorized Directors or (ii) the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock entitled to vote thereon.

Restrictions on Roll-Up Transactions

Under our certificate of incorporation, the following conditions and requirements with respect to a proposed “roll-up transaction” shall be effective upon the commencement of a public offering of our shares of common stock registered under the Securities Act, if at all, in which our shares of common stock are not listed for trading on a national securities exchange and to the extent required under the Omnibus Guidelines Statement of Policy adopted by the North American Securities Administrators Association on March 29, 1992 and as amended on May 7, 2007 and from time to time (the “Omnibus Guidelines”). In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we will obtain an appraisal of all of our properties from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with us and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us, who is qualified to perform such work. Our assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of our assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. We will include a summary of the appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with the proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal will be filed with the SEC and the states as an exhibit to the applicable registration statement, if any.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to the stockholders who vote against the proposal a choice of:

• accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

• one of the following:

• remaining as stockholders and preserving their interests in us on the same terms and conditions as existed previously; or

• receiving cash in an amount equal to their pro rata share of the appraised value of the net assets of the class of shares that they hold.

We are prohibited from participating in any proposed roll-up transaction:

• which would result in stockholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in the certificate of incorporation, including rights with respect to the election and removal of directors, annual and special meetings, amendments to the certificate of incorporation and our dissolution;

• which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares of our common stock by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

• in which stockholders’ rights to access to records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in the certificate of incorporation;

• in which we would bear any of the costs of the roll-up transaction if the stockholders reject the roll-up transaction; or

• unless the organizational documents of the entity that would survive the roll-up transaction provide that neither its adviser nor its placement agent may vote or consent on matters submitted to its stockholders regarding the removal of its adviser or any transaction between it and its adviser or any of its affiliates.

Access to Records

Any stockholder will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and business telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them, will be maintained as part of our books and records and will be available for inspection by any stockholder or the stockholder’s designated agent at our office, each to the extent required by applicable law. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any stockholder who requests the list within ten days of the request if we are subject to the Omnibus Guidelines and to the extent required thereby. A stockholder may request a copy of the stockholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the stockholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).

A stockholder may also request access to any other corporate records. If we are subject to the Omnibus Guidelines and to the extent required thereby, if a proper request for the stockholder list or any other corporate records is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in our affairs. We may also require that such stockholder sign a confidentiality agreement in connection with the request.

Reports to Stockholders

Within 60 days after each fiscal quarter, we will distribute our quarterly report on Form 10-Q to all stockholders of record. In addition, we will distribute our annual report on Form 10-K to all stockholders within 120 days after the end of each calendar year, which must contain, among other things, a breakdown of the expenses reimbursed by us to our Investment Adviser. These reports will also be available on the SEC’s website at www.sec.gov.

Subject to availability, our stockholders will authorize us to provide annual reports and other information, or documents, electronically unless they opt-out of electronic delivery by so indicating on their subscription agreement or sending us instructions in writing in a form acceptable to us to provide such documents in paper form by U.S. mail. Unless our stockholders elect in writing to receive documents in paper form by U.S. mail, all documents are expected to be provided electronically.

You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as online charges. Our stockholders may access and print all documents provided through this service. As documents become available, we will notify our stockholders of this by sending them an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact our stockholders to obtain their updated e-mail address. If we are unable to obtain a valid e-mail address for a stockholder, we will send a paper copy by regular U.S. mail to their address of record. Our stockholders may opt-out of electronic delivery at any time and we will send them a paper copy of all required documents. However, in order for us to be properly notified, a stockholder’s revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide our stockholders with paper copies at any time upon request. Such request will not constitute revocation of a stockholder’s consent to receive required documents electronically. If a stockholder invests in our shares through a financial advisor or a financial intermediary, such as a broker-dealer, and such advisor or intermediary delivers all or a portion of the reports above, any election with respect to delivery such stockholder has made with such financial advisor or intermediary will govern how they receive such reports.

Conflict with Investment Company Act

Our bylaws provide that, if and to the extent that any provision of the DGCL or any provision of our certificate of incorporation or bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.

Exclusive Forum

Our certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, a federal or state court located in the state of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Fund, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Fund to the Fund or the Fund’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (4) any action asserting a claim governed by the internal affairs doctrine. This forum selection provision does not apply to claims brought under the federal securities laws, with the sole exception that any claim under Section 11 of the Securities Act must be brought in a federal court. However, there is a question regarding the enforceability of this portion of this provision since the Securities Act permits stockholders to bring claims arising under the Securities Act in state and federal court. This forum selection provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds convenient or favorable for disputes, which may discourage such lawsuits with respect to such claims and increase costs for a stockholder to pursue such claims. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by U.S. mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Fund, with postage thereon prepaid.